Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 8, 2014 (the “Signing Date”), by and among CommonWealth REIT, a Maryland real estate investment trust (“Seller”), Government Properties Income Trust, a Maryland real estate investment trust (“GOV”), and Reit Management & Research LLC, a Delaware limited liability company (“RMR” and collectively with GOV, “Purchasers”).  Seller, GOV and RMR are each referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns 22,000,000 shares (the “Shares”) of common shares of beneficial interest, par value $.01 per share (the “Common Shares”), of Select Income REIT, a Maryland real estate investment trust (the “Company”), representing approximately 37.6% of the issued and outstanding share capital of the Company.

WHEREAS, Seller desires to sell, and Purchasers desires to purchase, the number of Common Shares set forth opposite such Purchaser’s name on Exhibit A (such Purchaser’s “Applicable Shares”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND CONSTRUCTION

Section 1.1                                    Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York or Chicago, Illinois.

“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage, easement, right of way or other similar restriction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court, administrative body, agency or commission or other governmental or quasi-governmental entity, authority or instrumentality, domestic or foreign, with competent jurisdiction.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or Order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

Section 1.2                                    Additional Definitions.

Agreement	Preamble
Aggregate Dividend Amount	Section 4.3
Applicable Shares	Recitals
Bankruptcy and Equity Limitation	Section 3.1(c)
Chosen Courts	Section 7.5
Closing	Section 2.3
Closing Date	Section 2.3
Company	Recitals
Common Shares	Recitals
Full Dividend Amount	Section 4.3
GOV	Preamble
Order	Section 5.1(a)
Party	Preamble
Per Share Price	Section 2.1
Purchaser	Preamble
RMR	Preamble
Seller	Preamble
Seller Indemnitees	Section 6.1
Seller Parties	Section 3.2(g)
Shares	Recitals
Signing Date	Preamble
Transaction	Section 2.1

Section 1.3                                    Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 1.4                                    Construction.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the term “Section” refers to the specified Section of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; and (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

Section 1.5                                    Joint Drafting.  The Parties hereto have been represented by counsel in the negotiation and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1                                    The Transaction.  On the terms and subject to the conditions set forth herein, Seller agrees to sell, and each Purchaser agrees to purchase, its Applicable Shares (the “Transaction”).

Section 2.2                                    Purchase Price.  The purchase price for the Shares shall be a per Share price equal to the greater of (i) the closing sale price per Common Share as reported by New York Stock Exchange on July 8, 2014 plus $1.50 and (ii) $31.00 per Common Share (the “Per Share Price”).

Section 2.3                                    The Closing.  Unless otherwise mutually agreed in writing among Purchasers and Seller, the closing of the Transaction (the “Closing”) shall take place at the offices of Seller, Two North Riverside Plaza, Suite 600, Chicago, IL 60606, or at such other place or through such other means as the Parties may agree, on the first Business Day following the satisfaction of the conditions in Article V hereof other than those conditions that, by their terms, are intended to be satisfied only at or after the Closing (the “Closing Date”).

Section 2.4                                    Deliveries by Purchasers.  At the Closing, each Purchaser shall deliver, or cause to be delivered, to Seller the sum of (i)(x) the Per Share Price multiplied by (y) the number of such Purchaser’s Applicable Shares, plus (ii) the Aggregate Dividend Amount in respect of such Purchaser’s Applicable Shares, in each case in immediately available funds denominated in United States dollars by wire transfer to one or more bank accounts designated by Seller.

Section 2.5                                    Deliveries by Seller.  Upon the Closing, Seller shall (i) deliver, or cause to be delivered, to each Purchaser a stock power for such Purchaser’s Applicable Shares in a form attached hereto as Exhibit B, and (ii) deliver, or cause to be delivered, to the Company’s transfer agent a letter of direction directing the transfer agent either (A) to deliver to each Purchaser a stock certificate or certificates evidencing such Purchaser’s Applicable Shares, or (B) to credit to the account of each Purchaser such Purchaser’s Applicable Shares on the book entry transfer system maintained by the Company’s transfer agent, as requested by each Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchasers:

(a)                                 Organization.  Seller is duly organized and validly existing and is in good standing under the Laws of Maryland.

(b)                                 Power and Authority.  Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)                                  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against such in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law) (collectively, the “Bankruptcy and Equity Limitation”).

(d)                                 Ownership of Shares.  Seller has good and valid title to the Shares and, upon giving effect to the Closing, the Shares shall be free and clear of all Encumbrances related to or arising from the ownership of the Shares by Seller (other than any Encumbrances or other limitations created by, resulting from or arising out the Company’s declaration of trust or other organizational documents, including Section 7.2 of the Company’s declaration of trust). Assuming each Purchaser (i) has the requisite power and authority to be the lawful owner of its Applicable Shares (ii) is not subject to any Encumbrance or Contract (including any Encumbrance or other limitation referred to in the parenthetical in the immediately preceding sentence) that would restrict or prohibit such Purchaser from taking good and valid title to its Applicable Shares free and clear of all Encumbrances and (iii) is in compliance with Section 3.2(e), upon the Closing good and valid title to such Shares shall pass to Purchaser, free and clear of all Encumbrances.

(e)                                  No Conflict.  The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder and compliance by Seller with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, or default under, any Contract to which Seller is a party and which is material to Seller and its subsidiaries taken as a whole, (ii) shall not result in any violation or breach of any provision of the organizational documents of Seller and (iii) shall not conflict with or result in any violation of any Law applicable to Seller or any of Seller’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, breaches, violations or defaults as would not reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

(f)                                   Consents and Approvals.  No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the Transaction, except such consents, approvals, Orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

(g)                                  Legal Proceedings.  There are no legal, governmental or regulatory Proceedings pending or, to the knowledge of Seller, threatened, against Seller which, individually or in the aggregate, if determined adversely to Seller, would reasonably be expected to materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

Section 3.2                                    Representations and Warranties of Purchasers.  Each of GOV and RMR represents and warrants to Seller:

(a)                                 Organization.  Such Purchaser is duly organized and validly existing and is in good standing under the Laws of its jurisdiction of organization.

(b)                                 Power and Authority.  Such Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)                                  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Purchaser and constitutes a valid and binding obligation, enforceable against such Purchaser in accordance with its terms except as such enforceability may be limited by the Bankruptcy and Equity Limitation. GOV further represent and warrants to Seller that this Agreement and the Transaction have been duly authorized by the independent members of the board of trustees of GOV, in accordance with Law, the rules of the NYSE and GOV’s organizational documents.

(d)                                 No Conflict.  The execution and delivery by such Purchaser of this Agreement and the performance by such Purchaser of its obligations hereunder and compliance by such Purchaser with all of the provisions hereof and the consummation of the Transaction (i) shall not conflict with, or result in a breach or violation of, or default under, any Contract to which such Purchaser is a party and which is material to such Purchaser and its subsidiaries taken as a whole, (ii) shall not result in any violation or breach of any provisions of the organizational documents of such Purchaser and (iii) shall not conflict with or result in any violation of any Law applicable to such Purchaser or any of such Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, breaches,violations or defaults as would not reasonably be expected to (x) materially and adversely affect the ability of such Purchaser to perform its obligations under this Agreement or (y) give rise to a right of indemnification on behalf of any Seller Indemnitee.

(e)                                  Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over such Purchaser is required in connection with the execution and delivery by such Purchaser of this Agreement or the consummation of the Transaction, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to (x) materially and adversely affect the ability of such Purchaser to perform its obligations under this Agreement or (y) give rise to a right of indemnification on behalf of any Seller Indemnitee. Each Purchaser has received all consents, approvals and authorizations from the Company necessary to acquire the Shares and to otherwise consummate the Transaction, including any consent, approval or authorization required by Section 7.2 of the Company’s declaration of trust.

(f)                                   Legal Proceedings.  There are no legal, governmental or regulatory Proceedings pending or, to the knowledge of such Purchaser, threatened against such Purchaser, respectively, which, individually or in the aggregate, if determined adversely to such Purchaser, would reasonably be expected to materially and adversely affect the ability of such Purchaser to perform its obligations under this Agreement.

(g)                                  Sophistication of Purchasers.

(i)                                     Such Purchaser has such knowledge, sophistication and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction.

(ii)                                  Such Purchaser has relied solely on its own independent investigation in valuing the Shares and determining to proceed with the Transaction. No Purchaser has relied on any assertions made by Seller, any of its Affiliates, or any Person representing or acting on behalf of Seller or any of their Affiliates (the “Seller Parties”) regarding the Company, the Shares or the valuation thereof.  Such Purchaser has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction contemplated by this Agreement, and such Purchaser has made its own decision to consummate the Transaction contemplated by this Agreement based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary.

(iii)                               Such Purchaser understands and acknowledges that, except as expressly otherwise set forth in Section 3.1, the Seller Parties make no representation or warranty to it, express or implied, with respect to the Company, the Shares, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall any of the Seller Parties be liable for any loss or damages of any kind resulting from the use of any information (other than as a result of a material untruth or material inaccuracy of the representations and warranties set forth in Section 3.1) supplied to such Purchaser.

(h)                                 Investment Purpose.  Such Purchaser has acquired its Applicable Shares for such Purchaser’s own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not transfer, or offer to transfer, all or any portion of its Applicable Shares in any manner that would violate or cause such Purchaser to violate the Securities Act or any securities laws of the several states.

ARTICLE IV

COVENANTS

Section 4.1                                    Accounting Assistance.  RMR covenants and agrees to (i) execute and deliver, and to use its reasonable best efforts to cause the Company to execute and deliver, to Seller and/or its representatives and agents (including Seller’s external auditors), documents, instruments and information, (ii) provide Seller with reasonable access to its personnel, and to use its reasonable best efforts to cause the Company to provide Seller with reasonable access to the Company’s personnel and/or its representatives and agents (including the Company’s external auditors) and (iii) otherwise cooperate reasonably with, and reasonably assist, Seller and/or its representatives and agents (including Seller’s external auditors), in each case as may be reasonably necessary in connection with the preparation of any and all filings and other submissions with or to the SEC (including Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014) and any other Governmental Entity that are required to include any financial statements (whether audited or unaudited) or other financial or other information reflecting the treatment of Seller’s ownership of the Shares and the Transaction.

Section 4.2                                    Sharing of Profits.  In the event that GOV or RMR consummates any sale of Common Shares prior to the first anniversary of the Closing Date and the price per share paid by the purchaser in such sale transaction is greater than the Per Share Price, GOV or RMR, whichever is the seller in such sale transaction, shall pay to Seller, in immediately available funds denominated in United States dollars, by wire transfer to one or more bank accounts designated by Seller, within ten (10) Business Days following the receipt by such Purchaser or its designee of the proceeds of such sale, an amount equal to 50% of the product of (i) the number of Shares sold in such sale transaction times (ii) the excess of (x) the price per share paid in such sale transaction and (y) the Per Share Price. For the avoidance of doubt, this Section 4.2 applies to any shares of the Company owned by any Purchaser and is not limited to such Purchaser’s Applicable Shares.

Section 4.3                                    Accrued Dividends.  The Aggregate Dividend Amount to be paid by each Purchaser pursuant to Section 2.4 shall be: (i) an amount (the “Full Dividend Amount”) equal to the product obtained by multiplying (x) the number of such Purchaser’s Applicable Shares by (y) $0.48; plus (ii) an amount (together with the Full Dividend Amount, the “Aggregate Dividend Amount”) equal to the product obtained by multiplying (x) the Full Dividend Amount by (y) an amount equal to the quotient obtained by dividing (x) the number of days from and including July 1, 2014 through and including the Closing Date by (y) 92.

Section 4.4                                    Further Assurances.  In case at any time following the Closing any further action is necessary to carry out the purposes of this Agreement or to vest each Purchaser with full title to its Applicable Shares, each Party to this Agreement shall take all such necessary action.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1                                    Conditions to Each Party’s Obligation to Consummate the Transaction.  The respective obligation of each Party hereto to consummate the Transaction is subject to the satisfaction or waiver of the following conditions:

(a)                                 No Injunction.  No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transaction shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity seeking an Order that would prohibit the Transaction, and the consummation of the Transaction shall not have been prohibited or rendered illegal under any applicable Law.

Section 5.2                                    Conditions to Seller’s Obligation to Consummate the Transaction.  The obligations of Seller to consummate the Transaction are subject to the satisfaction or waiver of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser set forth in Section 3.2 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)                                 Covenants.  Each of the covenants and agreements of each Purchaser contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

Section 5.3                                    Conditions to Purchasers’ Obligation to Consummate the Transaction.  The obligation of each Purchaser to consummate the Transaction is subject to the satisfaction or waiver of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Seller set forth in Section 3.1 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)                                 Covenants.  Each of the covenants and agreements of Seller contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respect.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                    Indemnification.  Each Purchaser agrees to indemnify and hold harmless Seller, each Person who controls Seller within the meaning of the Exchange Act, and each of the respective officers, directors, trustees, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Seller Indemnitees”), to the fullest extent permitted by Law, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, attorneys’ fees and disbursements) arising out of or resulting from (i) any inaccuracy or breach of the representations, warranties or covenants made by such Purchaser in this Agreement and (ii) any Proceeding instituted against or otherwise involving any Seller Indemnitee as a result of such Purchaser’s acquisition of its Applicable Shares, or Seller’s sale of Shares, in each case pursuant to this Agreement except if arising from any inaccuracy or breach of the representations, warranties or covenants made by Seller in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)                                 If to Seller, to:

CommonWealth REIT

Two North Riverside Plaza, Suite 600,

Chicago, IL 60606

Attn: David Helfand

Orrin Shifrin

Facsimile: (312) 646-2999

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Thomas W. Christopher

Facsimile: (212) 446-6460

(b)                                 If to GOV, to:

Government Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458
Attn:  President

Facsimile: (617) 219-1441

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attn: Richard Teller

Facsimile:  (617) 338-2880

(c)                                  If to RMR, to:

Reit Management & Research LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, MA 02458
Attn:              Adam D. Portnoy

Jennifer B. Clark

Facsimile: (617) 928-1305

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

500 Boylston Street

Boston, MA 02108

Attn:  Margaret R. Cohen
Facsimile:  (617) 305-4859

Section 7.2                                    Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of each other Party. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement, except that each Seller Indemnitee shall be a third party beneficiary of Section 6.1 and shall have the right to enforce its rights under Section 6.1.

Section 7.3                                    Survival.  The Parties agree that all covenants, agreements, representations and warranties made by Seller or either Purchaser herein will survive the execution of this Agreement, the delivery to the Purchasers of the Shares being purchased, and the payment therefor.

Section 7.4                                    Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 7.5                                    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each Party hereto agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the courts of the State of New York and the Federal courts of the United States, in each case, located in the County of New York (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement or the Transaction, each Party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 7.6                                    Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 7.7                                    Expenses.  Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.

Section 7.8                                    Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at Law or in equity.

Section 7.9                                    Certain Remedies.

(a)                                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the Parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b)                                 No Consequential Damages.  To the fullest extent permitted by applicable Law, the Parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other Party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

SELLER:

COMMONWEALTH REIT

By:	/s/ Orrin Shifrin
	Name:	Orrin Shifrin
	Title:	Secretary

PURCHASERS:

GOVERNMENT PROPERTIES INCOME TRUST

By:	/s/ Mark Kleifges
	Name:	Mark Kleifges
	Title:	CFO

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam Portnoy
	Name:	Adam Portnoy
	Title:	President & CEO

EXHIBIT A

SHARES

Purchaser	Applicable Shares
Government Properties Income Trust	21,500,000
Reit Management & Research LLC	500,000
Total:	22,000,000

EXHIBIT B

STOCK POWERS

Attached.

STOCK POWER

FOR VALUE RECEIVED, CommonWealth REIT, a Maryland real estate investment trust, does hereby sell, assign and transfer unto Reit Management & Research LLC, Five Hundred Thousand (500,000) common shares of beneficial interest, par value $.01 per share (the “Shares”) of Select Income REIT, a Maryland real estate investment trust (the “Company”), standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint Reit Management & Research LLC, as attorney, to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Dated:

CommonWealth REIT,
a Maryland real estate investment trust

By:
Name:
Its:

STOCK POWER

FOR VALUE RECEIVED, CommonWealth REIT, a Maryland real estate investment trust, does hereby sell, assign and transfer unto Government Properties Income Trust, Twenty One Million Five Hundred Thousand (21,500,000) common shares of beneficial interest, par value $.01 per share (the “Shares”) of Select Income REIT, a Maryland real estate investment trust (the “Company”), standing in its name on the books of the Company, and does hereby irrevocably constitute and appoint Government Properties Income Trust, as attorney, to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Dated:

CommonWealth REIT,
a Maryland real estate investment trust

By:
Name:
Its: